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                                                                     Exhibit 4.1

                           COLE NATIONAL CORPORATION
                            59151 Landerbrook Drive
                          Mayfield Heights, Ohio 44124

                                August 21, 1997


National City Bank
Corporate Trust Department
1900 East Ninth Street
Cleveland, Ohio  44114
Attention:  Corporate Trust Department

              Re:   Amendment No. 1 to Rights Agreement
                    -----------------------------------

Ladies and Gentlemen:

           Pursuant to Section 27 of the Rights Agreement, dated as of August 22, 1995 (the "Rights Agreement"), by and between Cole National Corporation (the "Company") and National City Bank, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

           1. Section 1(j) of the Rights Agreement is hereby amended to read in its entirety as follows:

           "(j) "Exercise Price" shall mean initially $180.00 per one one-hundredth of a Preferred Share and shall be subject to adjustment from time to time as provided in this Agreement."

           2. Section 13(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

           "Section 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. (a) In the event that, at any time after a Person has become an Acquiring Person, directly or indirectly (i) the Company shall consolidate with, or merge with or into, any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger; (ii) any Person shall consolidate with the Company, or merge with or into the Company and the Company shall be the continuing or surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Common Shares shall be changed into or exchanged for stock or other



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National City Bank
August 21, 1997
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           securities of any other Person or cash or any other property; or
           (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power (including, without limitation, securities creating any obligation on the part of the Company and/or any of its Subsidiaries) representing in the aggregate more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons, then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at an exercise price per Right equal to the product of the then-current Exercise Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Flip-In Event, and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by
           (1) multiplying the then-current Exercise Price by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Flip-In Event, and dividing that product by (2) 50% of the current per share market price of the Common Shares of such other Person (determined pursuant to Section ) on the date of consummation of such consolidation, merger, sale or transfer; (B) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of the consummation of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" shall thereafter be deemed to refer to such issuer; and (D) such issuer shall take such steps (including, without limitation, the reservation of a sufficient number of Common Shares to permit the exercise of all outstanding Rights) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be possible, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights."

           3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.




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National City Bank
August 21, 1997
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           4.  Capitalized terms used without other definition in this Amendment
No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

           5. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

           6. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           7. This Amendment No. 1 to the Rights Agreement shall be effective as of the Close of Business on August 21, 1997, as if executed on such date, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

           8. Exhibits B and C to the Rights Agreement shall be amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                       Sincerely,

                                       COLE NATIONAL CORPORATION

                                 By:    /s/ Wayne Mosley
                                       ---------------------------
                                       Wayne Mosley
                                       Vice President

Accepted and agreed to as of the
effective time specified above:

NATIONAL CITY BANK

By: /s/ J. Dean Presson
   -----------------------------
   Name:  J. Dean Presson
   Title: Vice President